Exhibit 10.3

Agreed Form

FORM OF

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

GRANITE RIDGE RESOURCES, INC.,

AS COMPANY

AND

GREY ROCK ADMINISTRATION, LLC,

AS SERVICE PROVIDER

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6.4	Consent to Jurisdiction	F-18
6.5	Waiver of Jury Trial	F-19
6.6	Waiver; Rights Cumulative	F-19
6.7	Entire Agreement	F-19
6.8	Amendment	F-19
6.9	Parties in Interest	F-19
6.10	Successors and Permitted Assigns	F-19
6.11	Assignment	F-19
6.12	Further Assurances	F-20
6.13	Severability	F-20
6.14	No Recourse	F-20
6.15	Interpretation	F-20
6.16	Proprietary Information	F-20
6.17	Confidentiality	F-20
6.18	Preparation of this Agreement	F-21
6.19	Counterparts	F-21

Annex A	Definitions	F-24

Exhibit A	Services	F-31
Exhibit B	Limitations on Service Provider’s Authority	F-34
Exhibit C	Insurance Coverages	F-35
Exhibit D	Proprietary Information	F-36
Exhibit E	Investment Committee	F-37
Exhibit F	Confidential Information	F-38

Schedule A	Key Persons	F-39

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MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is executed and agreed to as of [●], 2022 (the “Effective Date”), by and between Granite Ridge Resources, Inc., a Delaware corporation (“Company”), and Grey Rock Administration, LLC, a Delaware limited liability company (“Service Provider”). Grey Rock Energy Fund IV-A, LP, a Delaware limited partnership, Grey Rock Energy Fund IV-B, LP, a Delaware limited partnership, and Grey Rock Energy Fund IV-B Holdings, LP, a Delaware limited partnership (collectively, “GR Fund IV”), join in the execution of this Agreement solely for purposes of Section 3.8. Company and Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, Company indirectly acquired certain non-operated oil and gas properties and related assets from certain Affiliates of Service Provider pursuant to that certain Business Combination Agreement dated May [●], 2022, by and among GREP Holdings, LLC (together with its members, “Sellers”), Executive Network Partnering Corporation, Company and certain other parties thereto (the “BCA”);

WHEREAS, entry into this Agreement in connection with the closing of the transactions contemplated by the BCA was a material inducement to Sellers’ entry into the BCA; and

WHEREAS, Company desires to have Service Provider perform, and Service Provider agrees to perform, the Services (hereinafter defined) for the Company Group pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, capitalized terms set forth on Annex A shall have the meanings set forth therein. Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the BCA.

ARTICLE II

ENGAGEMENT; SERVICES

2.1 Engagement. Company hereby engages Service Provider, and Service Provider hereby agrees to perform, or to cause to be performed, the Services during the Term, subject to and in accordance with the Service Provider Standards and the qualifications and terms of this Agreement.

2.2 Services.

(a) Subject to the direction and control of the Company Group, the terms and provisions of this Agreement, and subject to the limitations set forth in Section 2.4, Service Provider shall manage, on behalf of the Company Group, the Assets, and the day-to-day business and affairs of the Company Group related to the Assets, and provide the Company Group with services, all to the extent (and only insofar as) such services would be substantially similar in scope to the services historically provided by Service Provider (or any of its Affiliates) in connection with its management and operation of the Assets acquired (directly or indirectly) by the Company Group pursuant to the BCA immediately prior to the closing of the BCA and as is otherwise expressly set forth in this Agreement with respect to Company’s status as a public company, including, for the avoidance of doubt, and subject to the limitations above, those services more particularly described on Exhibit A attached to this Agreement, together with such other similar services or other services that are otherwise mutually agreed upon by the Parties from time to time in writing, but in each case excluding the Excluded Services (the “Services”). Service Provider shall perform the Services in consideration for the Services Fee. Notwithstanding the foregoing, Service Provider will not be responsible for any Company Group Costs, and, notwithstanding anything to the contrary contained in this Agreement, nothing shall require Service Provider to advance its own funds for Company Group Costs.

(b) Company shall have the right from time to time to elect to cease having Service Provider provide any of the Services and to provide such Services itself or by another service provider, and upon request from Company, Service Provider will reasonably cooperate with Company in the transition of such Services to the Company Group or a new service provider specified by Company. For the avoidance of doubt any such election shall not result in a reduction of the Services Fee or, in and of itself, a termination of this Agreement.

(c) The Company Group will be responsible for the following, at its own expense separate and apart from the Services Fee (the “Excluded Services”):

(i) duties to be performed by Company’s chief executive officer, chief financial officer, investor relations personnel, and any other employees hired directly by the Company Group;

(ii) consolidated Company Group financial and SEC reporting, including selecting, engaging and overseeing third party financial auditors (however, the Services will include Asset-level financial reporting and auditing and providing Asset-level SEC reporting information to Company Group);

(iii) third party Company Group reserve reports, including selecting, engaging and overseeing third party reserve engineers (however, the Services will include internal reserves engineering, including estimating and internal reporting of the Asset-level reserves);

(iv) selecting, engaging, and overseeing Company Group investment bankers;

(v) Sarbanes Oxley compliance and compliance with applicable securities laws and stock exchange requirements;

(vi) litigation matters (x) to the extent primarily relating to Company (as opposed to primarily related to the Assets or Company Group’s interests in such Assets) or (y) to the extent primarily relating to the Assets or the Company Group’s interests in such Assets that Company’s chief executive officer determines would be material to the Company Group, taken as a whole, and notifies Service Provider that such litigation matter is an Excluded Service under this Agreement; and

(vii) other items mutually agreed in writing by Company and Service Provider to be Excluded Services.

2.3 Material Change to Scope of Services. Subject to Section 2.2(b), additions or material changes to the Services, including those set forth on Exhibit A may be made at any time by amending this Agreement in accordance with Section 6.8. Such additions or changes, including any fees or fee adjustments related to such additions or changes, shall be agreed between the Parties before any work commences. Notwithstanding the foregoing, upon any Material Acquisition of an Asset (or group of Assets) by the Company Group, the Parties shall, upon written request from Service Provider not less than 90 days following consummation of such Material Acquisition, renegotiate in good faith adjustments to the Services Fee to reflect changes to the Services reasonably required for Service Provider to appropriately manage and support such additional Assets in accordance with the terms of this Agreement. Such written request from Service Provider shall include materials, documentation and data supporting Service Provider’s request for an increase to the Services Fee. In the event that the Parties cannot agree upon an adjustment (any such agreement to be documented in writing) to the Services Fee within 30 days following Service Provider’s written request therefor, then either Party may submit the dispute to an independent third-party regionally or nationally recognized oil and gas consulting firm that is reasonably acceptable to the other Party. The Parties shall cooperate with such consulting firm and each Party shall provide access to its books and records as may be reasonably necessary to permit a determination by such consulting firm. The Parties shall direct such firm to (i) make a determination in respect of such dispute solely as to the amount of increase, if any, to be made to the Services Fee such that, taken as a whole, Service Provider does not incur aggregate expenses directly as a result of performing the Services that exceed the Services Fee and (ii) render a determination within thirty (30) days of the Parties’ submission of such dispute. The Parties shall be bound by the determination with regard to such increase, if any, to the Service Fee.

2.4 Limitations on Service Provider’s Authority. Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the Company Group, Service Provider shall not take any action set forth on Exhibit B. The Company Group may at any time amend Exhibit B by providing written notice to Service Provider, which notice shall include an amended Exhibit B reflecting such amendment. Any such amendment shall be effective upon Service Provider’s receipt of such written notice.

2.5 Ownership of Property.

(a) The Parties agree and acknowledge that neither Service Provider nor any Affiliate of Service Provider shall, by virtue of its role as “Service Provider” under this Agreement or as a result of the terms of this Agreement, have, or be deemed to have, any direct ownership interest in the Assets (or in any of the equipment, materials or other property related thereto and purchased by the Company Group directly or by Service Provider on behalf of Company Group).

(b) All of the assets and properties owned, purchased, leased, developed, constructed and otherwise acquired or entered into in connection with the performance of the Services pursuant to this Agreement (including (i) all Assets and all interests in wells, equipment, machinery, materials, supplies, software, other personal property and other assets and properties owned, leased or otherwise acquired in connection therewith, (ii) Contracts, and any and all reports, records, statements and information prepared or caused to be prepared by Service Provider in connection with this Agreement, and (iii) all proceeds, cash and funds generated or attributable to the Assets) shall be and remain the sole property of the Company Group. During the Term, Service Provider shall obtain the written consent of Company (in Company’s sole discretion) prior to effecting any arrangement resulting in Service Provider holding any such assets or properties in its name (or in the name of one of its Affiliates). If, at any time during the Term, any such assets or properties are held in the name of Service Provider or its Affiliates, Service Provider will (and will cause its Affiliates to) to the extent they may be permissibly conveyed, promptly convey such assets and properties to the Company Group at no cost to the Company Group. To the extent permission is required for any such conveyance, Service Provider shall use commercially reasonable efforts to obtain such permission, without payment to any Third Party. If payment to any such Third Party is required to obtain such permission, Company shall make such payment, if the amount required is reasonable in light of the circumstances, and which payment shall be a Company Group Cost. If such amount is not reasonable, Company shall have sole discretion whether to make such payment, but if it does not, then there shall be no obligation to cause title to the same to be transferred to Company. If Service Provider does not cause title to be transferred to Company pursuant to the foregoing, then Service Provider shall hold such assets or properties in trust on behalf, and for the benefit and for the account (and at the sole cost), of Company.

2.6 Service Provider’s Delegation of Authority.

(a) Service Provider shall be permitted to use Affiliates of Service Provider and the officers and employees of any of its Affiliates in order to perform the Services. Service Provider may not delegate any authority, power, or right that could not be exercised directly by Service Provider under this Agreement.

(b) If Service Provider uses any Person other than Service Provider to perform any of the Services (or any part of the Services), subject to the limitations in Section 5.1, the performance by such Person of such Services shall be treated under this Agreement as if Service Provider performed such Services itself, and if the costs of such performance by Service Provider would have been borne solely by Service Provider under the provisions of this Agreement (and are not considered Company Group Costs), then the costs of such performance by such Person shall be borne by Service Provider and shall not result in incremental costs to the Company Group. The retention of any third-party service provider whose retention will result in aggregate Company Group Costs in excess of $50,000 per year shall require the prior written approval of Company (such consent not to be unreasonably withheld). Service Provider shall act prudently in selecting and appointing any such third-party service provider and regularly review and monitor any services performed by such third-party service provider. If Service Provider retains any third-party service provider on behalf of Company in connection with its provision of the Services that also provides services to Service Provider in connection with Service Provider’s business outside of this Agreement, then Service Provider shall use commercially reasonable efforts to cause such Services to be performed on behalf of Company on terms and conditions (including cost) that are no less favorable in any material respects to Company, taken as a whole, than those applicable to Service Provider. In no case shall the performance of services by such third-party service provider relieve Service Provider of its obligations hereunder. Service Provider agrees that upon written notice (stating adequate cause related to inadequate performance or cost issues, in each case as determined by Company in good faith) provided by Company after consultation with Service Provider, Service Provider shall use commercially reasonable efforts to replace any third-party service provider identified by the Company Group to cease performing the Services on behalf of Service Provider.

2.7 Designated Employees.

(a) At all times, at Service Provider’s sole cost and expense, Service Provider shall retain and have available to it a professional staff and other personnel which together shall be reasonably adequate in size, experience and competency to discharge properly the duties and functions of Service Provider under this Agreement. Service Provider shall devote personnel and time and grant access to such assets and buildings of Service Provider as are necessary to provide the Services consistent with the Service Provider Standards.

(b) Service Provider shall cause the Designated Employees to devote the amount of their professional time and efforts as is reasonably necessary to provide the Services so long as such individuals are employed by or under contract with Service Provider. Service Provider may replace any Designated Employee with another employee or independent contractor of substantially equal experience and expertise as the Designated Employee being replaced, in which case the replacement employee or independent contractor shall become a Designated Employee. If any Designated Employee’s employment or contractual relationship with Service Provider terminates for any reason or any Designated Employee is no longer providing the Services as required by this Section 2.7(b), Service Provider shall thereafter use commercially reasonable efforts to promptly replace such individual with another employee or independent contractor of substantially equal experience and expertise as the Designated Employee being replaced, in which case the replacement employee or independent contractor shall become a Designated Employee.

2.8 Other Business Pursuits. The Company Group acknowledges that Service Provider is not providing services exclusively to the Company Group, and Service Provider may and will continue from time to time to provide services (including services substantially similar to the Services) to other persons (including Affiliates of Service Provider) as long as it may do so consistent with its obligations under this Agreement, including the dedication of Designated Employees to the performance of the Services made under Section 2.7, and subject to any other written agreement between any member of the Company Group and Service Provider or any of its Affiliates.

2.9 Independent Contractor Status.

(a) Company and Service Provider agree that Service Provider shall perform the Services as an “independent contractor” of the Company Group and nothing in this Agreement is intended, and nothing shall be construed, to create an employer/employee, partnership, joint venture, association or other similar relationship between Service Provider and the Company Group or any of their respective Affiliates or any of their employees.

(b) All debts and liabilities to Third Parties required or permitted to be incurred by Service Provider under this Agreement in the course of providing the Services shall be the debts and liabilities of the Company Group, and Service Provider shall not be liable for any such obligations by reason of providing the Services on behalf of the Company Group. Nothing stated in this Agreement shall operate to create any special or fiduciary duty between the Parties.

(c) All personnel involved in the Services shall be in the employ or under the control of Service Provider, and shall not be deemed, solely because of the provision of the Services or for any other reason, to be an employee of the Company Group and shall not be entitled to any payment, benefit or perquisite directly from the Company Group on account of the Services, including participation in any employee benefit and pension plans maintained by Company or any member of the Company Group. Subject to Section 2.7, the selection of such employees and contractors, and their hours of labor, shall be determined by Service Provider, and Service Provider shall have the right to hire or dismiss its full time or part time personnel for any reason or for no reason.

(d) Subject to the terms of this Agreement (including the following sentence), all matters pertaining to the employment, supervision, compensation, promotion and discharge of any personnel of Service Provider or its Affiliates are the responsibility of Service Provider and its Affiliates, and, subject to the terms of this Agreement, Service Provider will be responsible for (i) providing and administering benefit programs generally available to employees of Service Provider, (ii) processing and administration of payroll, including social security, unemployment, and other applicable payroll taxes, and (iii) discipline, performance issues, and termination of such personnel. Notwithstanding the foregoing, Service Provider agrees that upon written notice from the Company Group (stating adequate cause), Service Provider shall cause any Person identified by the Company Group (including any employee of Service Provider or its Affiliates) to cease performing the Services on behalf of Service Provider.

2.10 Insurance. During the Term and for so long as Service Provider is providing the Services, each Party shall carry and maintain insurance coverages of at least the types and amounts described in Exhibit C attached to this Agreement and made a part of this Agreement. All such insurance shall provide that to the extent of the procuring Party’s assumed obligations under this Agreement, such procuring Party’s insurers waive their right of subrogation against the other Party (and the Company Indemnified Parties or the Service Provider Indemnified Parties, as applicable). The costs and expenses of any insurance policies obtained and maintained by Service Provider for the benefit (a) of the Assets and/or Company Group shall constitute Company Group Costs, (b) Service Provider, alone and not with respect to its performance of Services, shall not constitute Company Group Costs, and (c) provided for both the benefit of Company Group and/or its Assets and Service Provider shall be proportionately shared (as determined in good faith by Service Provider) as Company Group Costs and Service Provider costs. Notwithstanding the foregoing, nothing in this Agreement shall obligate Service Provider to post, replace, supplement, or otherwise obtain any bond, letter of credit or guarantee with respect to any of the oil and gas properties included in the Assets, or incur or otherwise bear any cost or expense in connection therewith.

2.11 Performance Standard.

(a) Service Provider shall perform the Services in good faith, in a workmanlike, reasonable and prudent manner, with at least the same degree of care, judgment and skill as implemented in its provision of services historically provided by Service Provider (or any of its Affiliates) in connection with its management and operation of the Assets acquired (directly or indirectly) by the Company Group pursuant to the BCA immediately prior to the closing of the BCA, in accordance with customary business practices and standards in the oil and gas industry in comparable circumstances, with due diligence and dispatch, and in material compliance with the terms of all applicable Leases and other Contracts affecting the Assets and/or this Agreement, and in material compliance with all applicable Laws. The standard of performance set forth in this Section 2.11 is referred to in this Agreement as the “Service Provider Standards”. In exercising the powers and authorities hereby conferred on it (insofar as such exercise is in accordance with the Service Provider Standards), Service Provider shall (i) cooperate and follow all reasonable site security, safety measures and written policies of Company (or applicable member of the Company Group), or third party operators of any of the Assets of which Service Provider is aware (or made aware), that have been provided to Service Provider prior to the Effective Date, insofar as the same do not materially increase Service Provider’s costs to comply (unless there is an upward adjustment to the Service Fee in the manner contemplated in Section 2.3) and (ii) comply with any applicable, lawful and reasonable written instructions of Company to the extent the same does not expand the scope of Services in a manner inconsistent with Section 2.2.

(b) Company shall have the right, following 48 hours’ notice (which notice must contain specific details of all actions or inaction in question to the extent actually known by Company) to Service Provider, to stop any activity of Service Provider conducted by a Third Party contractor or consultant that Company determines, based on information available to it at the time, fails to comply with, or is not in compliance with, the Service Provider Standards (unless Service Provider causes such Third Party contractor or consultant to bring such activities into compliance within such period) and Company shall have the right, but not the obligation, to require Service Provider to terminate the services being provided by (and no longer use for the performance of any Services under this Agreement) such Third Party contractor or consultant.

(c) Service Provider shall not be in breach or default of the Service Provider Standards if and to the extent such breach or default is caused by (i) Service Provider’s failure to perform any portion of the Services as a result of or due to Company’s material non-payment under this Agreement, except to the extent such payment amount has been disputed in good faith in writing by Company prior to it becoming due under this Agreement, and/or (ii) an express direction by any of the Company Group to Service Provider to take an action or refrain from taking an action. Further, Service Provider shall not be required to provide the Services or conduct any activity or operation under this Agreement that Service Provider reasonably believes, in all material respects, would be unsafe, endanger persons, property or the environment, or violate any Law. If Service Provider so believes that any such Services, activity or operation would in all material respects be unsafe or so endanger any persons, property or the environment, except in emergency situations, Service Provider shall promptly provide written notice to Company of such belief and reasonably consult with Company regarding any required efforts to mitigate any related issues, and take any actions to mitigate such issues in Service Provider’s reasonable discretion. In an emergency situation, Service Provider shall, as soon as reasonably practicable, provide notice to Company of such situation and any action or inaction of Service Provider.

(d) In performing the Services under this Agreement, Service Provider shall not provide any investment advice to Company, nor shall its responsibilities under this Agreement include (or be deemed to include) the duties or responsibilities of an investment adviser under the Investment Advisers Act of 1940 (the “40 Act”). Nothing in this Agreement shall be deemed to create an advisory relationship between Service Provider and Company for purposes of the 40 Act.

2.12 Company Group Funds.

(a) Funds belonging to the Company Group shall be kept at all times on deposit in bank accounts of the Company Group and Service Provider shall disburse such funds for the payment of costs and expenses incurred in connection with the Services that are Company Group Costs, including all Asset Taxes and Burdens paid on Hydrocarbons, but excluding costs to be borne by Service Provider under the terms of this Agreement (which such costs to be borne by Service Provider shall include, among other things, costs and expenses of: (i) rent associated with Company’s shared office space, (ii) 25% of any marketing or business development expenses (and Company shall be responsible, as part of Company Group Costs, for the other 75% thereof); provided, however, that any individual marketing or business development expenditure (net to the Company Group’s obligation or share) in excess of $7,500.00 must be mutually agreed to in writing and in advance by both Service Provider and Company, (iii) 100% of any software and technology expenses up to the Technology Threshold and (iv) 25% of any software and technology expenses above the Technology Threshold (and Company shall be responsible, as part of Company Group Costs, for the other 75% thereof)).

(b) At no time shall any of the Company Group’s funds be commingled with funds belonging to Service Provider or its Affiliates or any of their respective representatives or with the funds of any Third Parties.

(c) Service Provider shall direct all third parties making payments or otherwise transferring funds to the Company Group to pay, transfer, and deposit such funds to the Company Group directly into the bank accounts of the Company Group.

(d) If at any time Service Provider or any of its Affiliates comes into possession of any funds of the Company Group, Service Provider shall hold such funds in trust for the benefit of the Company Group and shall promptly cause such funds to be deposited into bank accounts of the Company Group.

(e) Other than as provided in Section 3.2, Service Provider shall not pay any monies from the accounts of the Company Group to itself or any Affiliate of Service Provider without the prior written consent of Company’s chief executive officer or chief financial officer.

(f) Third-party costs (and incremental internal costs of Service Provider incurred with the approval of Company, not to be unreasonably withheld) of establishing, implementing, maintaining, and managing the accounts and systems required to accomplish the foregoing shall be Company Group Costs. Service Provider shall use commercially reasonable efforts to cause the accounts and systems to be in place and operational on or prior to the Effective Time (as defined in the BCA).

(g) With respect to any Services or obligations of Service Provider under this Agreement to the extent related to handling of funds of any member of the Company Group or making disbursements on behalf of any member of the Company Group, including as set forth in this Section 2.12, Service Provider shall obtain written approval from Company’s chief executive officer or chief financial officer prior to making any disbursement of such funds in an amount greater than $20,000.

2.13 Responsibilities of Company Group; Actions by Company Group; Company Authority.

(a) Subject to Section 2.5, Company shall provide Service Provider reasonable access to any data, information, materials, files and access to any systems or personnel that Service Provider determines is reasonably necessary or appropriate for Service Provider to perform the Services under this Agreement. The Company Group is solely responsible for the accuracy and completeness of any and all such data that it submits or provides to Service Provider.

(b) Any action, consent or approval required to be taken under this Agreement by any member of the Company Group shall be taken by Company and any notices to be given to or by the Company Group shall be given to Company.

(c) Any actions, consents or approvals required or permitted to be taken under this Agreement by Company shall be deemed approved by Company to the extent such action, consent or approval is delivered to Service Provider in writing (email being sufficient) by the Company’s chief executive officer or chief financial officer. Notwithstanding the foregoing, any amendment, restatement or modification to the terms of this Agreement

(including any matters relating to changes to the scope of Services or an adjustment to the Services Fee under Section 2.3) or any termination by Company of this Agreement under Article IV shall require the consent or approval of a majority of the Independent Directors serving on the Company’s board of directors, and the Company’s chief executive officer or chief financial officer shall provide Service Provider with evidence of such consent or approval in connection with such actions.

2.14 Privileged Materials. The Parties understand that in connection with the provision of the Services, Service Provider may have access to privileged materials and legal advice relating to certain Company Group proceedings (“Privileged Materials”). Service Provider acknowledges that at all times the privilege in the Privileged Materials rests with the Company Group and that Company has agreed to share and make the Privileged Materials available to Service Provider on the basis that Service Provider and Company share a common interest in the subject matters and proceedings and on the condition that Service Provider undertakes to respect this privilege at all times hereafter and will prevent the Privileged Materials from being disclosed to any third party without having first obtained the consent of Company. Nothing in this Agreement shall require Company or any other member of the Company Group to disclose any information to Service Provider or any of its employees, agents, or representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity, or any other legal privilege or similar doctrine or contravene any applicable Law.

2.15 Malfeasance. If any of Service Provider, its Affiliates, or its or their respective officers, directors, partners, members, managers, employees or personnel (including the Designated Employees) engages in Malfeasance in connection with this Agreement or the Services, Service Provider shall, promptly upon Service Provider’s senior management becoming aware of such conduct, (a) notify Company of the conduct in writing, and (b) if requested by Company, removing such employee or personnel from providing the Services under this Agreement.

ARTICLE III

PAYMENTS

3.1 Consideration. In addition to obligations to provide indemnity and defense, as required under this Agreement, Company shall pay to Service Provider, (i) as the sole consideration for the Services provided by Service Provider, an amount equal to $10,000,000 per year during the Term and the Transition Services Period, prorated for any partial year in which the Services are provided (such amount, as modified from time to time pursuant to this Section 3.1, the “Services Fee”), plus (ii) to the extent such costs and expenses have not been previously paid by Company or out of Company funds or otherwise reimbursed to Service Provider by Company, reimbursement for all costs and expenses incurred by Service Provider (or any of its Affiliates) that are Company Group Costs (“Reimbursable Costs”). Company shall pay to Service Provider with respect to each calendar quarter during the Term and the Transition Services Period an amount equal to one-fourth of the annual Services Fee, prorated for any partial calendar quarter in which the Services are provided (such amount, the “Quarterly Services Fee”).

3.2 Payment Terms.

(a) No later than the thirtieth (30th) day of each calendar quarter during the Term, Service Provider shall deliver to Company a quarterly statement (each, a “Quarterly Statement”) setting forth (i) the Quarterly Services Fee for the applicable Accounting Quarter, and (ii) an itemized list of Reimbursable Costs incurred by Service Provider during the applicable Accounting Quarter. Service Provider shall provide to Company such documentation as Company may reasonably request to support each such Quarterly Statement. Subject to Section 3.2(b), Company shall pay to Service Provider the amount reflected in such Quarterly Statement not later than the 30th day after the receipt of such Quarterly Statement.

(b) If Company disputes in good faith all or any portion of any Quarterly Statement delivered by Service Provider pursuant to this Agreement, Company may deliver written notice of such dispute to Service Provider, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, Company shall pay, if applicable, to Service Provider the undisputed portions of such Quarterly Statement in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount is owed by either Party to the other Party under this Agreement, then the owing Party shall promptly (but in any event within five (5) Business Days after such determination) reimburse the other Party such amount.

(c) All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment.

3.3 Company Group Financial Responsibility. Company Group shall be ultimately responsible for the payment (either directly or via reimbursement of Service Provider) for all costs to the extent directly related to the Assets and the Company Group (“Company Group Costs”), including, without limitation:

(a) costs of performing the Excluded Services;

(b) direct expenses charged by or payable to third parties incurred in the operation, administration or disposition of the Company Group’s business in connection with the Assets, or in the operation of the Assets, that Service Provider has historically allocated to direct asset expenses, including, without limitation, all costs, expenses, liabilities attributable to or related to acquiring and disposing of Assets or potential investments in Assets (including costs relating to production forecasting, database, engineering, land, geological, accounting and other software or systems to be used in connection with Service Provider’s due diligence (prorated to account for Service Provider’s use of such software or systems in its business not constituting Services) and legal, accounting, auditing, insurance, travel, consulting, underwriting, finder’s, financing, appraisal, filing, printing, real estate title and other fees and expenses);

(c) salary and benefits of Company employees, including Company’s chief executive officer, chief financial officer, investor relations personnel, and any other employees of Company hired after the Effective Date;

(d) fees payable to members of Company’s board of directors, committee members, and legal counsel or other advisors retained by Company’s board of directors or committees of the board of directors;

(e) Company Group Director’s and Officer’s insurance;

(f) costs solely associated with or arising from being a public company, including stock exchange fees, SEC filing fees, preparation of SEC filings, preparation of financial statement audits and reserve reports, underwriters’ fees, costs of financial printers, transfer agent fees, proxy statement printing and mailing fees;

(g) costs incurred in connection with the registration or qualification of the Company Group under any applicable Law;

(h) Company Group taxes, including, without limitation, any related to Asset Taxes (other than taxes of Service Provider);

(i) subject to Section 5.1, costs and expenses of Company Group incurred in connection with any litigation involving a member of the Company Group and/or the Assets, and the amount of any judgments or settlements paid in connection therewith;

(j) such other amounts for which the Company Group is expressly responsible under this Agreement (other than under Section 5.2, but without limiting Company’s obligations under Section 5.2); and

(k) other items agreed in writing by Company and Service Provider to be Company Group Costs.

3.4 Taxes. Service Provider shall be responsible for all (i) income taxes resulting from amounts paid or payable to it under this Agreement, (ii) employment taxes and social security payments relating to its own employees or those of any of its Affiliates, and (iii) all other taxes incurred by Service Provider that do not constitute Company Group Costs. For the avoidance of doubt, Service Provider, and not Company, shall treat the providers of services under this Agreement as employees for tax purposes.

3.5 Service Provider Records; Audit.

(a) Service Provider shall maintain complete and accurate books and records of its activities in connection with the performance of the Services, including any Company Group Costs actually paid by Service Provider from its own funds. Service Provider shall retain all such books and records for a period of not less than seven (7) calendar years following the end of the calendar year in which the Services are performed (the “Audit Period”) or any longer period if required by Law, including any statutory IRS audit period applicable to Company Group.

(b) Upon not less than ten (10) Business Days’ prior written notice to Service Provider during the Audit Period for any particular calendar year (but not more than once in any calendar quarter with respect to any calendar year), Company shall have the right, exercisable at its option and expense, to review, copy and audit Service Provider’s books and records (other than those items protected by attorney-client privilege and protected health information regarding personnel of Service Provider) for the calendar year to which the Audit Period applies, and the costs charged to Company in that calendar year. Company shall use its commercially reasonable efforts to conduct any such audit or examination in a manner that minimizes the inconvenience or disruption to Service Provider.

(c) Company may request information prior to the commencement of the audit, and Service Provider shall, to the extent available, provide the information requested as soon as reasonably practical in order to facilitate the forthcoming audit. Service Provider will, to the extent reasonably practicable, provide the information in electronic format or hard copy within ten (10) Business Days after the written request. For the purposes set forth in this Section 3.5, Service Provider shall, subject to any third-party confidentiality obligations, provide Company access, at all reasonable times and upon three (3) Business Days written notice, to the Service Provider’s personnel, books, records, correspondence, instructions, plans, drawings, receipts vouchers, financial accounts, data stored in computer files or microfiche and memoranda of every description (other than those items protected by attorney-client privilege or otherwise restricted from disclosure under applicable Laws) to the extent pertaining to the performance of the Services or Service Provider’s performance of its obligations contained in this Agreement.

(d) In the event Company discovers any material discrepancies as a result of any audit performed under this Agreement, Company may prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies. Service Provider shall reply to the report in writing as soon as practical and in any event no later than thirty (30) days after delivery of the report. At the conclusion of an audit, Service Provider and Company shall endeavor to promptly settle any outstanding matters, including, as the case may be, through the settlement payments of any discrepancies in amounts owed and amounts received between Company and Service Provider.

(e) All adjustments resulting from an audit which are agreed to by Service Provider and Company shall be reflected promptly in Service Provider’s books and records and in the books and records of Company maintained by Service Provider. If any dispute shall arise in connection with an audit and no settlement can be reached by the Parties as provided in Section 3.5(d), within sixty (60) days after Company delivers a written report pursuant to Section 3.5(d), unless otherwise agreed by the Parties, the Parties may submit the dispute to an independent third-party regionally or nationally recognized auditing firm that is mutually agreeable to the Parties. The Parties shall cooperate with such auditing firm and each Party shall provide access to its books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.

3.6 Disputed Charges. Company may, during the Audit Period for any particular calendar year, take written exception to any invoice rendered by Service Provider for any expenditure or any part thereof charged to Company in that calendar year, on the ground that the same was not a cost incurred by Service Provider for which Service Provider is entitled to reimbursement pursuant to this Agreement. If the amount as to which such written exception is taken or any part thereof is ultimately determined to be a cost for which Service Provider is not entitled to reimbursement pursuant to this Agreement, such amount or portion thereof (as the case may be) shall be paid by Service Provider to Company together with interest at the Agreed Rate no later than five (5) Business Days following determination thereof.

3.7 Revenues and Expenses. During the Term, Service Provider shall, and shall cause its Affiliates to, comply with the covenants and obligations set forth in Section 6.20 of the BCA as if Service Provider were a party to the BCA.

3.8 Shared Investment Opportunities. Subject to the terms and conditions set forth in this Section 3.8, Service Provider shall (and shall cause its Affiliates to) offer to Company and, during the Shared Investment Period, GR Fund IV. the opportunity to participate in each Shared Investment Opportunity based upon their respective Shared Investment Allocation Percentages.

(a) Notice of Shared Investment Opportunities. Subject to the terms of this Section 3.8, Service Provider shall provide written notice (each, a “Shared Investment Notice”) of each Shared Investment Opportunity to the Investment Committee of Company and, during the Shared Investment Period, the Investment Committee of GR Fund IV, which notices shall be delivered via email. Each Shared Investment Notice shall include any deal memorandum, term sheet or other information prepared by or for Service Provider regarding such Shared Investment Opportunity, and the proposed purchase price or a range of potential purchase prices for the Shared Investment Opportunity. Service Provider shall thereafter make available to the Investment Committee of Company and, during the Shared Investment Period, the Investment Committee of GR Fund IV, such other information with respect to such Shared Investment Opportunity as is reasonably requested by the Investment Committees of Company or GR Fund IV. To the extent Service Provider, Company and GR Fund IV, as applicable, are not entering into the applicable confidentiality agreements, nondisclosure agreements or similar agreements, or separately entering into the same, Service Provider and Company shall ensure that any confidentiality agreements, nondisclosure agreements, or similar agreements entered into by such Party (or its Affiliates) in connection with a Shared Investment Opportunity includes language expressly permitting the disclosure of the information in this Section 3.8(a) to the Investment Committees of Company and GR Fund IV, or such Party shall otherwise obtain the express consent or approval from the applicable disclosing party to permit the sharing of such information to the Investment Committees of Company and GR Fund IV.

(b) Right to Participate in Shared Investment Opportunities. Each of Company and, during the Shared Investment Period, GR Fund IV, shall have the right (but not the obligation) to participate in each Shared Investment Opportunity based upon their respective Shared Investment Allocation Percentages.

(i) For each Shared Investment Opportunity, each of Company and GR Fund IV may exercise its respective right to participate in such Shared Investment Opportunity in an amount up to its Shared Investment Allocation Percentage by delivering written notice (which may be via email) of such election to Service Provider (a “Shared Investment Election Notice”) within the time-period stated in the Shared Investment Notice, which such time period for election shall not be less than ten (10) Business Days unless (subject to the following sentence) the Shared Investment Notice includes written evidence that the potential Third Party counterparty is requiring a shorter time period to close, in which case such time period for election shall be the maximum amount of time (as determined by Service Provider, acting reasonably) that would permit Service Provider to consummate the acquisition if it were to receive a Shared Investment Election Notice from either Company or GR Fund IV (such period, the “Shared Investment Election Period”). Each Shared Investment Election Notice delivered by Company and GR Fund IV for any Shared Investment Opportunity shall indicate the amount of the Shared Investment Allocation Percentage that it elects to participate in the Shared Investment Opportunity and the range of purchase prices for which it is willing to participate in the Shared Investment Opportunity. If Company or GR Fund IV fails to deliver a Shared Investment Election Notice within the Shared Investment Election Period for any Shared Investment Election Period (or the final purchase price of the Shared Investment Opportunity is in excess of the top range indicated in its Shared Investment Election Notice), such party shall be deemed to have elected not to participate in such Shared Investment Opportunity, and the other party (to the extent it has timely delivered a Shared Investment Election Notice for which the final purchase price of the Shared Investment Opportunity is within the top range indicated in its Shared Investment Election Notice) shall be free to pursue all of the Shared Investment Opportunity on its own or with any other Person or Third Party. In the event either Company or GR Fund IV delivers a Shared Investment Election Notice for less than its Shared Investment Allocation Percentage with respect to any Shared Investment Opportunity, Service Provider shall offer the remaining portion of the Shared Investment Opportunity to the other party (to the extent it has timely delivered the Shared Investment Election Notice for all of its Shared Investment Allocation Percentage) (a “Remainder Offer”). If the party receiving the Remainder Offer declines to acquire the remaining portion of the Shared Investment Opportunity that is part of the Remainder Offer, then Service Provider or any of its Affiliates may (in its sole discretion, and without any obligation) pursue such Remainder Offer for its own account or offer such Remainder Offer to any other Person free of any obligations or restrictions under this Agreement. In the event neither Company nor GR Fund IV delivers a Shared Investment Election Notice within the Shared Investment Election Period with respect to any Shared Investment Opportunity, Service Provider or any of its Affiliates may (in its sole discretion, and without any obligation) pursue such Shared Investment Opportunity for its own account or offer such Shared Investment Opportunity to any other Person free of any obligations or restrictions under this Agreement.

(ii) Service Provider shall be responsible for maintaining electronic copies of all Shared Investment Notices and Shared Investment Election Notices delivered under this Agreement during the relevant Audit Period for each Shared Investment Opportunity.

(c) Investment Discretion. Company and GR Fund IV shall have full discretion on whether to participate in each Shared Investment Opportunity. Any decision by the Investment Committees of Company or GR Fund IV to participate or not participate in any Shared Investment Opportunity pursuant to this Section 3.8 shall be entirely the responsibility of Company and GR Fund IV, and, subject to the terms of this Agreement, Service Provider shall not assume any risk, responsibility or expense, or be deemed to have provided any investment advice, in connection therewith. By electing to participate in any Shared Investment Opportunity, Company and GR Fund IV acknowledges (i) it has the business and financial knowledge and experience necessary to evaluate the risks and merit associated with the applicable Shared Investment Opportunity, (ii) it is relying on the advice and judgment of its own Investment Committee with respect to such Shared Investment Opportunity; and (iii) none of Service Provider nor any of its Affiliates shall be deemed by the Parties to provide any brokerage or similar services to Company or GR Fund IV in connection with the offer to participate in such Shared Investment Opportunity. For the avoidance of doubt, nothing in this Section 3.8 shall prohibit or restrict Company or GR Fund IV from selling, transferring or otherwise disposing of any assets acquired by it as part of a Shared Investment Opportunity, and each of Company and GR Fund shall have full discretion over all decisions relating to any sale, transfer or other disposition of its assets.

(d) Shared Investment Period. The obligation of Service Provider under this Section 3.8 shall continue with respect to GR Fund IV until the earlier of (i) the termination of this Agreement and (ii) the expiration or termination of the investment period of GR Fund IV in accordance with the terms of the Organizational Documents of GR Fund IV (such period, the “Shared Investment Period”). Notwithstanding the foregoing sentence, to the extent one or more Subsequent GR Funds are made a party to this Section 3.8 pursuant to Section 3.8(g), subpart (ii) of the definition of Shared Investment Period with respect to any such Subsequent GR Fund shall be interpreted to refer to the expiration or termination of the investment period of such Subsequent GR Fund in accordance with the terms of the Organizational Documents of such Subsequent GR Fund. Following the expiration or termination of the Shared Investment Period, until the expiration or termination of the Term, Service Provider shall make available to Company, mutatis mutandis on the terms and conditions set forth in this Section 3.8, all Shared Investment Opportunities as if Company’s Shared Investment Allocation Percentage were 100%.

(e) Acknowledgement. Each of the Parties and GR Fund IV acknowledges that GR Fund IV is a party to this Agreement solely with respect to this Section 3.8 for purposes of exercising its rights to participate in a Shared Investment Opportunity during the Shared Investment Period. Other than with respect to this Section 3.8, GR Fund IV shall have no other rights or obligations under this Agreement. Notwithstanding the foregoing, any breach by Service Provider of its obligations under this Section 3.8 to GR Fund IV or any Subsequent GR Fund with respect to any Shared Investment Opportunity shall not affect, limit or otherwise modify Service Provider’s obligations to Company under this Agreement with respect to such Shared Investment Opportunity.

(f) Shared Costs. To the extent GR Fund IV or any other Affiliate of Service Provider participates in a Shared Investment Opportunity with Company, the Company Group Costs set forth in Section 3.3(b) that are directly related to the Assets of the Shared Investment Opportunity shall be allocated among the participating parties according to the percentage interests in such Assets.

(g) Subsequent GR Funds. The Parties acknowledge that Affiliates of Service Provider may form one or more private funds or other investment vehicles with an investment objective to acquire and hold upstream oil and gas assets (each such private fund or other investment vehicle, a “Subsequent GR Fund”). In connection with the formation of any Subsequent GR Fund, the Parties shall engage in good faith discussions with such Subsequent GR Fund and such Subsequent GR Fund shall be admitted as a party to this Agreement for purposes of Section 3.8, and upon admission of such Subsequent GR Fund as a party to this Section 3.8, the terms of this Section 3.8 that apply to GR Fund IV shall apply mutatis mutandis to any Subsequent GR Fund, subject to any amendments to this Section 3.8 (including the Shared Investment Allocation Percentages with respect to such Subsequent GR Fund) that may be agreed upon by the Parties and such Subsequent GR Fund in connection with its admission. Notwithstanding the foregoing or anything to the contrary, (x) a Subsequent GR Fund shall not be admitted as a party to this Section 3.8 prior to its signing a written joinder to this Agreement and (y) the Shared Investment Allocation Percentage of Company shall never be less than 75%.

(h) Disclosure of Company Opportunities. During the Term, Company shall present all Investment Opportunities that Company sources or otherwise desires to directly or indirectly participate or invest in to Service Provider, and such Investment Opportunities shall be considered a Shared Investment Opportunity and subject to the terms of this Section 3.8. For the avoidance of doubt, during the Term, Company shall not directly or indirectly participate or otherwise invest in an Investment Opportunity without first presenting such Investment Opportunity to Service Provider and, during the Shared Investment Period, to GR Fund IV or any Subsequent GR Fund pursuant to the terms of this Section 3.8. Following the Term, Company shall have no obligation to present any Investment Opportunity to Service Provider, GR Fund IV or any Subsequent GR Fund, and Company and its Subsidiaries may, in the sole discretion of Company and without any obligation, pursue or consummate any such Investment Opportunity for their own respective accounts or offer any such Investment Opportunity to any other Person free of any obligations or restrictions under this Agreement and without any participation by Service Provider, GR Fund IV or any Subsequent GR Fund.

(i) Non-Circumvention. Each Party shall, and shall cause its Affiliates not to, directly or indirectly, enter into an agreement, contract or arrangement with any Person with respect to any Investment Opportunity or take any other action or enter into or cause any Person to enter into any alternative transaction, in each case, with the purpose of circumventing the intent and obligations of the Parties in this Section 3.8. For the avoidance of doubt, each Party shall be responsible for, and shall be in breach of this Agreement in the event of, any breach of this Section 3.8(i) by any of such Party’s Affiliates.

ARTICLE IV

TERM; TERMINATION

4.1 Term. This Agreement will commence on the Effective Date, and, unless earlier terminated in accordance with Section 4.2, will remain in effect until April 30, 2028 (the “Initial Term”), and shall continue in effect thereafter for consecutive one-year renewal terms (each, a “Renewal Term”), unless terminated at the end of the Initial Term or any Renewal Term (i) by Company by at least ninety (90) days’ prior notice, or (ii) by Service Provider by at least one hundred and twenty (120) days’ prior notice (the period from the Effective Date until the date on which this Agreement terminates, the “Term”).

4.2 Termination. This Agreement may also be terminated as follows:

(a) On or following the second anniversary of the Effective date, on the one hundred and eightieth (180th) day following written notice (a “Termination Notice”) by Company to Service Provider; which Termination Notice may be revoked by Company at any time prior to the ninetieth (90th) day following the delivery of such Termination Notice;

(b) Automatically upon written notice (i) by Company to Service Provider, upon (1) a Change of Control of the Company Group or (2) a sale by the Company Group of all or substantially all of the Assets (directly or indirectly, whether through an asset transaction or an equity transaction and whether through one transaction or a series of transactions), other than any such sale to any of its Affiliates, Subsidiaries, parents, stockholders, members or other interest holders or (ii) by Service Provider to Company, upon (1) a Change of Control of the Company Group or (2) a sale by the Company Group of all or substantially all of the Assets (directly or indirectly, whether through an asset transaction or an equity transaction and whether through one transaction or a series of transactions), other than any such sale to any of its Affiliates, Subsidiaries, parents, stockholders, members or other interest holders;

(c) Automatically upon written notice by Company to Service Provider,

(i) upon a Change of Control of Service Provider;

(ii) upon a Bankruptcy of Service Provider;

(iii) upon the occurrence of a Key Person Event, insofar and only insofar as Company exercises this option to terminate within ninety (90) days of Company becoming aware of the occurrence of such Key Person Event (and failure to exercise within this period shall constitute a waiver by Company of its right to terminate this Agreement under this Section 4.2(c)(iii)); or

(iv) upon the occurrence of any facts or circumstances constituting Malfeasance, to the extent (if curable) the same is not cured within thirty (30) days after delivery by Company to Service Provider or its Affiliates of written notice of such Malfeasance.

(d) Automatically upon written notice by Company to Service Provider, upon a material default or material breach by Service Provider or any of its Affiliates of this Agreement, which has not resulted from the breach by Company Group of any of its obligations under this Agreement, if:

(i) such material default or material breach is capable of being cured, and such material default or material breach is not cured within thirty (30) days after delivery by Company to Service Provider or its Affiliates of written notice of such material default or material breach; or

(ii) such material default or material breach is not capable of being cured.

(e) Automatically upon written notice by Service Provider to Company, upon a material default or material breach of this Agreement by any member of the Company Group, if (i) such material default or material breach is not cured within thirty (30) days (or ten (10) calendar days in the event of a payment default by Company) after delivery by Service Provider to Company of written notice of such material default or material breach and (ii) such material default or material breach has not resulted from the actions or inactions of Service Provider.

4.3 Effect of Termination. The terms of Section 3.5, Section 3.6, this Section 4.3, Section 4.4, ARTICLE V, ARTICLE VI and Annex A shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the Termination Effective Date (including any Service Provider’s right to receive any amounts payable under ARTICLE III that have accrued prior to the date of termination) or deprive a Party not in breach of its rights to any remedy otherwise available to such Party. Upon the Termination Effective Date, to the extent not previously done, Service Provider shall to the extent they may be permissibly assigned, promptly deliver to Company all Company Records and Data.

4.4 Transition Period. Notwithstanding anything to the contrary in this Agreement, in addition to Service Provider’s obligations under Section 4.3, Service Provider shall, during the Transition Services Period, continue to provide Services in accordance with this Agreement, and pursuant to the terms of this Agreement, and upon request from Company will reasonably cooperate with Company in the transition of such Services to the Company Group or a new service provider specified by Company. The “Transition Services Period” shall be the period beginning on the Termination Effective Date and ending on the ninetieth (90th) day after the Termination Effective Date.

4.5 Early Termination Fee. In the event of an Early Termination by Company or Service Provider, in addition to the payment of the Services Fee during the Transition Services Period and all other amounts payable to Service Provider under this Agreement, Company will pay to Service Provider, upon the termination of the Transition Services Period, the lesser of (i) an amount equal to 50% of the Remaining Services Fee or (ii) a lump-sum termination fee equal to Ten Million Dollars ($10,000,000).

ARTICLE V INDEMNITIES

5.1 Service Provider Indemnity. Service Provider hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS Company and the other Company Indemnified Parties from and against any and all Liabilities to the extent arising out of, or relating to the Services, this Agreement or transactions contemplated in this Agreement, solely to the extent such Liabilities are attributable to (a) the gross negligence, willful misconduct, or actual fraud (not constructive or negligent fraud) of Service Provider or (b) any claims by Service Provider’s or its Affiliates’ employees or consultants relating to the terms and conditions of their employment or arrangement with Service Provider or such Affiliate, other than any claims under any written agreement between any such employee or consultant, on the one hand, and any member of the Company Group, on the other hand, regardless of whether such Liabilities in this subpart (b) relate to the Term or to any period prior to the Term, and with regard to the claims and Liabilities described in subparts (a) and (b) above, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES; provided, however, that notwithstanding the foregoing, Service Provider shall have no obligation to defend, indemnify, hold harmless or release any Company Indemnified Parties from any Liabilities to the extent such Liabilities arise out of or are related to the gross negligence, willful misconduct, or actual fraud of Company or any Company Indemnified Party. Notwithstanding any other provision of this Agreement, except solely to the extent such Liabilities are attributable to the willful misconduct or actual fraud (not constructive or negligent fraud) of Service Provider, Service Provider shall in no circumstances be liable to the Company

Indemnified Parties pursuant to this Section 5.1 or otherwise in connection with this Agreement (including, without limitation, in connection with claims related to gross negligence of Service Provider) in excess of the aggregate amount actually received by Service Provider from Company pursuant to Section 3.1 during the Term, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES.

5.2 Company Indemnity. Subject to the following sentence, Company, for itself and on behalf of each member of the Company Group, hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS Service Provider and the other Service Provider Indemnified Parties from and against any and all Liabilities arising out of, or relating to the Services, this Agreement or transactions contemplated in this Agreement, except solely to the extent that Company is entitled to an indemnity pursuant to Section 5.1, regardless of whether such Liabilities are in favor of any Third Party or any Company Indemnified Party, Service Provider or any other Service Provider Indemnified Parties, and REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY COMPANY, ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES. Notwithstanding the foregoing sentence, Company shall have no obligation to defend, indemnify, hold harmless or release any Service Provider Indemnified Party from any Liabilities to the extent (and only to the extent) that Service Provider is obligated to indemnify Company for the same pursuant to Section 5.1 (and with regard to those Liabilities for which Service Provider is obligated to indemnify Company and the other Company Indemnified Parties only up to the aggregate cap or limit described in Section 5.1, then this limitation on Company’s obligation to defend, indemnify, hold harmless or release shall only apply with regard to such Liabilities up to the such cap or limit but shall not apply with regard to such Liabilities in excess of such cap or limit).

5.3 DISCLAIMERS; EXCLUSIVE REMEDY. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, SERVICE PROVIDER MAKES NO OTHER, AND DISCLAIMS ANY OTHER, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SERVICES, OR THE PERFORMANCE OR RESULTS OF THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND ANY AND ALL SUCH SERVICES ARE OTHERWISE PROVIDED (AND ACCEPTED BY COMPANY) ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS. COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER SHALL HAVE NO LIABILITY TO COMPANY IN CONNECTION WITH ANY DECISIONS MADE OR ACTIONS TAKEN BY COMPANY IN RELIANCE UPON ANY INFORMATION OR ADVICE PROVIDED BY SERVICE PROVIDER UNDER THIS AGREEMENT, SUCH DECISIONS BEING MADE OR ACTIONS TAKEN AT COMPANY’S SOLE RISK. NOTWITHSTANDING ANYTHING STATED IN THIS AGREEMENT TO THE CONTRARY, THE RIGHTS AND REMEDIES SET FORTH IN THIS ARTICLE CONSTITUTE (AND SHALL BE) THE SOLE AND EXCLUSIVE REMEDIES OF COMPANY AND THE OTHER COMPANY INDEMNIFIED PARTIES CONCERNING THE SERVICES, THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTUAL OR ALLEGED BREACHES OR DEFAULTS OF THIS AGREEMENT) OR TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

5.4 Disclaimer of Application of Anti-Indemnity Statutes. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Non-Compensatory Damages. NONE OF THE PARTIES (OR THEIR RESPECTIVE INDEMNIFIED PARTY GROUPS) SHALL BE ENTITLED TO RECOVER UNDER THIS AGREEMENT, AND EACH PARTY HEREBY WAIVES (AND TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, FOR THEMSELVES AND THEIR RESPECTIVE INDEMNIFIED PARTY GROUPS) ANY RIGHT TO RECOVER, ANY SPECIAL, DIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT THAT (A) THE ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY FOR WHICH A PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THE TERMS OF THIS AGREEMENT, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION.

ARTICLE VI

MISCELLANEOUS

6.1 Force Majeure. The obligations of a Party under this Agreement shall be suspended during and to the extent that such Party is prevented due to a Force Majeure Event, except and excluding any obligation to pay money incurred prior to the Force Majeure Event, maintain confidentiality in accordance with this Agreement, or any indemnification obligations of such Party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and shall exercise due diligence to end its inability to perform as promptly as practicable.

6.2 Notices. All notices, requests, demands and communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that the acknowledgment of the receipt of such electronic mail is requested and received, excluding automatic receipts, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Service Provider or Company, as appropriate, at the address for such Person shown below or at such other address as Service Provider or Company shall have theretofore designated by written notice delivered to the other Parties:

If to Service Provider:	Grey Rock Administration, LLC 2911 Turtle Creek Blvd., Suite 1150 Dallas, Texas 75219 Attention: Griffin Perry Email: griffin@grey-rock.com

With a required copy to (which copy shall not constitute notice):	Holland & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attention: Jeremiah Mayfield Email: Jeremiah.Mayfield@hklaw.com

If, solely for purposes of Section 3.8, To GR Fund IV:	Grey Rock Management Partners IV, LLC 2911 Turtle Creek Blvd., Suite 1150 Dallas, Texas 75219 Attention: Emily Fuquay Email: emily@grey-rock.com

With a required copy to (which copy shall not constitute notice):	Holland & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attention: Jeremiah Mayfield Email: Jeremiah.Mayfield@hklaw.com

If to Company:	Granite Ridge Resources, Inc. 2911 Turtle Creek Blvd., Suite 1150 Dallas, Texas 75219 Attention: Luke Brandenberg Email: luke@grey-rock.com

With a required copy to (which copy shall not constitute notice):	Kirkland & Ellis LLP 4550 Travis Street Dallas, TX 75205 Attention: Thomas K. Laughlin, P.C. E-mail: thomas.laughlin@kirkland.com

Any notice given in accordance with this Agreement shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Service Provider or Company may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 6.2.

6.3 Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

6.4 Consent to Jurisdiction. EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY ACTION, PROCEEDING, OR OTHER LITIGATION BY OR AGAINST ANY OTHER PARTY OR PARTIES WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN DALLAS, TEXAS, AND ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE REMOVED TO THE AFORESAID COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES (A) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE WITH RESPECT ANY SUCH ACTION, PROCEEDING, OR LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE AFORESAID COURTS, AND (B) ANY RIGHT TO STAY OR DISMISS ANY SUCH ACTION, PROCEEDING, OR LITIGATION BROUGHT BEFORE THE AFORESAID COURTS ON THE BASIS OF FORUM NON-CONVENIENS.

6.5 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIM, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 6.5 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCE ABILITY OF THIS AGREEMENT, OR ANY PROVISION OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL CONSIDERATION FOR THE OTHER PARTY EXECUTING THIS AGREEMENT.

6.6 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Service Provider and Company, or their respective officers, employees, agents or representatives or any failure by Service Provider and Company to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Service Provider and Company of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Service Provider and Company under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

6.7 Entire Agreement. This Agreement (including the annexes and exhibits attached hereto) constitutes the complete and exclusive statement of agreement between, and supersedes all prior written and oral agreements or statements by and between, the Parties with respect to the subject matter of this Agreement. No representation, promise, inducement, statement or intention, condition or warranty has been made by or on behalf of such Party that is not set forth in this Agreement or the documents referred to in this Agreement.

6.8 Amendment. Subject to Section 2.13(c), this Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement and executed by all of the Parties.

6.9 Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Company and Service Provider and their respective successors and permitted assigns, or the Company Indemnified Parties and Service Provider Indemnified Parties (but only to the extent set out in Section 5.1 and Section 5.2, respectively), any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any Company Indemnified Party or Service Provider Indemnified Party (but shall not be obligated to do so).

6.10 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

6.11 Assignment. Neither Party may assign, delegate or transfer (by merger, operation of Law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Service Provider may assign its rights and delegate its obligations under this Agreement, in whole or in part, to an Affiliate without the prior written consent of Company. Any such permitted assignment shall not relieve Service Provider of its obligations under this Agreement. Any purported assignment, delegation, or transfer in contravention of this Section 6.11 shall be void and unenforceable. The foregoing provisions of this Section 6.11 are not intended to prohibit or restrict Service Provider from engaging subcontractors or Affiliates to perform some or all of the Services in accordance with this Agreement but Service Provider shall remain fully responsible and liable for performance of any such Services as if such subcontracted activities had been performed directly by Service Provider.

6.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed in this Agreement.

6.13 Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.14 No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current or former stockholder, member, partner, owner, director, manager, officer, employee, agent or representative of Service Provider or of Company.

6.15 Interpretation. All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language of this Agreement. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection of this Agreement in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined in this Agreement will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined in this Agreement) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

6.16 Proprietary Information. The Parties agree that the Proprietary Information listed on Exhibit D attached hereto as being Proprietary Information of Company or Service Provider, as the case may be, shall be owned or deemed owned by such Party for all purposes. Subject to the foregoing, the Parties acknowledge that all Proprietary Information provided or created by Service Provider in rendering the Services (or rendering Services in respect of the Assets prior to the Effective Date) is and shall be the sole and exclusive property of Company.

6.17 Confidentiality. Except as specifically provided in this Agreement, the Parties agree that any and all information that is not otherwise publicly available (“Confidential Information”) communicated by one Party or its employees or representatives (the “Disclosing Party”) to the other Party or its employees or representatives (the “Receiving Party”), whether disclosed before or after the Effective Date, (a) shall be treated as confidential, proprietary, and trade secret information of Disclosing Party, (b) shall be held in strict confidence by the Receiving Party, (c) shall be used only for purposes of this Agreement by the Receiving Party, and (d) that no

Confidential Information, including the provisions of this Agreement and the Proprietary Information, shall be disclosed by the Receiving Party, its Affiliates, Subsidiaries or contractors, and each of their respective directors, managers, officers, employees, consultants, agents, or representatives (“Representatives”), without the prior written consent of the Receiving Party. The Receiving Party shall limit access to the Disclosing Party’s Confidential Information to only those of its Representatives that are bound by obligations that are substantially similar to those contained in this Section 6.17. The Receiving Party shall safeguard Confidential Information with at least the same degree of care (which shall always be at least a reasonable amount of care) that it uses to safeguard its own confidential, proprietary, and trade secret information of a similar nature. This Section 6.17 shall not apply to information (i) which is in the public domain (other than through its unauthorized disclosure by Receiving Party or its Representatives), (ii) which the Receiving Party legitimately had in its possession prior to receiving it from the Disclosing Party, (iii) which the Receiving Party legitimately obtained from a Third Party who rightfully acquired such information, or (iv) which the Receiving Party independently developed without reference to the information received from the Disclosing Party. If the Receiving Party must disclose any Confidential Information pursuant to applicable Law or regulator or by operation of Law, the Receiving Party may disclose only such minimum Confidential Information as is legally required following the Receiving Party providing reasonable advance notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure at the Disclosing Party’s sole expense. In any event, the Receiving Party shall be fully liable for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from any prohibited or unauthorized disclosure or use of the Disclosing Party’s Confidential Information. This Section 6.17 shall survive the termination of this Agreement for a period of two (2) years. Each Party acknowledges that the unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, the precise measure of which would be difficult to ascertain. Accordingly, each Party will be entitled to seek specific performance and injunctive or other equitable relief, without bond, as a remedy for any such breach or threatened breach by the other Party, in addition to all other rights and remedies that Company may have. Notwithstanding anything contained in this Section 6.17 to the contrary, information constituting Confidential Information of Company shall be treated in accordance with clauses (a)-(d) above regardless of whether such information was in the possession or control of Service Provider prior to the Effective Date, except to the extent otherwise provided in Exhibit F attached hereto.

6.18 Preparation of this Agreement. The Parties have read this Agreement and have voluntarily executed this Agreement. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement.

6.19 Counterparts. This Agreement may be executed by each Party in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, and all of such counterparts shall constitute for all purposes one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic imaging means (including by .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SERVICE PROVIDER:

GREY ROCK ADMINISTRATION, LLC

By:
Name: Griffin Perry Title: Manager

COMPANY:

GRANITE RIDGE RESOURCES, INC.
By:
Name: Title:

Executing this Agreement solely for purposes of Section 3.8:

GR FUND IV:

GREY ROCK ENERGY FUND IV-A, LP
BY: GREY ROCK ENERGY PARTNERS GP IV-A, L.P., its general partner
By: GREP GP IV Holdings, LLC, its general partner
By: Grey Rock Energy Partners GP IV, L.P., its sole member
By: GREP GP IV, LLC, its general partner

By:
Name: Griffin Andrew Perry
Title: Manager

Signature Page

to Management Services Agreement

GREY ROCK ENERGY FUND IV-B, LP
BY: GREY ROCK ENERGY PARTNERS GP IV-B, L.P., its general partner
By: GREP GP IV Holdings, LLC, its general partner
By: Grey Rock Energy Partners GP IV, L.P., its sole member
By: GREP GP IV, LLC, its general partner

By:
Name:	Griffin Andrew Perry
Title:	Manager

GREY ROCK ENERGY FUND IV-B HOLDINGS, LP
BY: GREY ROCK ENERGY PARTNERS GP IV-B, L.P., its general partner
By: GREP GP IV Holdings, LLC, its general partner
By: Grey Rock Energy Partners GP IV, L.P., its sole member
By: GREP GP IV, LLC, its general partner

By:
Name:	Griffin Andrew Perry
Title:	Manager

ANNEX A

DEFINITIONS

“40 Act” is defined in Section 2.11(d).

“Accounting Quarter” means, with respect to each calendar quarter in which a Quarterly Statement is delivered under Section 3.2, the calendar quarter that immediately precedes the calendar quarter in which such Quarterly Statement is to be delivered under Section 3.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Company nor any of its Subsidiaries shall be an Affiliate of Service Provider or any of its Affiliates, and neither Service Provider nor any of its Affiliates shall be an Affiliate of Company or any of its Subsidiaries.

“Agreed Rate” means the United States prime rate as published in the “Money Rates” section of The Wall Street Journal, plus 300 basis points.

“Agreement” is defined in the preamble.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (x) any income, capital gain, franchise and similar taxes and (y) any transfer, sales, use and similar taxes incurred or imposed with respect to the transfer of any of the Assets.

“Assets” means (a) the Oil and Gas Leases (as defined in the BCA) and Oil and Gas Properties (as defined in the BCA) and (b) any additional oil, gas and other Hydrocarbon assets and/or other assets and properties acquired by Company or any of its Subsidiaries.

“Audit Period” is defined in Section 3.5(a).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the United States Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 120 days after the filing of an involuntary petition under the United States Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 120-day period.

“BCA” is defined in the Recitals.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are authorized or required by applicable Law to be closed for business.

“Change of Control” means, (a) with respect to Service Provider, any direct or indirect change of control of Service Provider (whether through merger, sale of shares or other equity interests, or otherwise), resulting in a direct or indirect change of least 50% or more of the combined voting power of Service Provider’s then outstanding securities (or other ownership interests), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; and (b) with respect to Company a “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Company, any subsidiary of Company, or any trustee or other fiduciary holding securities under an employee benefit plan of Company), (ii) the merger or consolidation of Company with or into another corporation where the shareholders of Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of Company’s assets to an entity, other than a sale or disposition by Company of all or substantially all of Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of Company immediately prior to such sale or disposition. Notwithstanding any provision to the contrary in this Agreement, a “Change of Control” shall not be deemed to have occurred if any securities of a Person or any or all of its assets are transferred or distributed to any of its Affiliates, Subsidiaries, parents, stockholders, members or other interest holders.

“Company” is defined in the preamble.

“Company Common Stock” means the common stock of Company, par value $0.0001 per share.

“Company Group” means Company and its Subsidiaries.

“Company Group Costs” is defined in Section 3.3.

“Company Indemnified Parties” means Company and its Affiliates and its and their contractors and subcontractors (other than Service Provider), and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Company Records and Data” means (i) all records, books, accounts, files, and other information in any way relating to the Assets, including all such records, books, accounts and files maintained in computer-sensible form, whether on magnetic tape, disks, or other storage media, together with the computer software and programs required to enter, delete, read, manipulate, revise, append, transfer, communicate, and/or print data therein, and including all title and contract files, legal files, well files, accounting records, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Assets; and (ii) all data and information contained in any of the records, books, accounts, files, and/or materials described above.

“Confidential Information” is defined in Section 6.17.

“Contract” means any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any Lease, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, evidencing or assigning any interest in any Asset that constitutes real property or any other property related to or used or held for use in connection with the ownership or operation of any Asset.

“Designated Employees” means the employees of Service Provider who provide Services to the Company Group and includes any replacements of any Designated Employees made in accordance with Section.

“Disclosing Party” is defined in Section 6.17.

“Early Termination” means any termination of this Agreement (a) by Company pursuant to Section 4.2(a) or 4.2(b)(i) (x) prior to the end of the Initial Term or (y) if terminated during a Renewal Term, if less than ninety (90) days written notice is given by Company or (b) by Service Provider pursuant to Section 4.2(e).

“Effective Date” is defined in the preamble.

“Excluded Services” is defined in Section 2.2(c).

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: a failure of performance by any Third Party, act of God, act of the public enemy, war, blockage, public riot, act of terrorism, act of nature, explosion, politically motivated or otherwise widespread strikes, suspensions, interruptions, work slow-downs or labor disruptions, governmental action (including changes in Laws or policies with the effect of Law or, in each case, the enforcement thereof), governmental delay or restraint (including with respect to the issuance of permits) and epidemics or pandemics (and the government response to such epidemics or pandemics).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GR Fund IV” is defined in the preamble.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Independent Director” means a member of Company’s board of directors who is “independent” in accordance with the rules of the applicable National Securities Exchange and otherwise disinterested with respect to the specific matter and has no direct or indirect material relationship with Service Provider and its Affiliates, including that would interfere with the exercise of independent judgment by such director, as determined by the Independent Directors.

“Initial Term” is defined in Section 4.1.

“Investment Committees” means (i) with respect to Company, the individuals designated below Company’s name on Exhibit E attached hereto, as the same may be updated by Company in its sole discretion, and (ii) with respect to GR Fund IV, the individuals designated below GR Fund IV’s name on Exhibit E attached hereto, as the same may be updated by GR Fund IV in its sole discretion.

“Investment Opportunity” means any potential direct or indirect acquisition of, or investment in, any operated or non-operated oil, gas or other Hydrocarbon assets in North America (including any oil and gas leases or interests and mineral fee interests, royalty interests, overriding royalty interests, net profits interests, wells, or any other interests in Hydrocarbons, or options to acquire the same (whether through option agreements, farmout agreements, participation agreement, purchase agreements or other agreements) in, under, covering or that may be produced and saved from, lands located in North America), but expressly excluding any gathering systems or other midstream or downstream assets.

“Key Person Event” means not less than two (2) of the Key Persons is no longer devoting the primary portion of their business time to Service Provider or any of its Affiliates, which, for purposes of this definition, shall expressly include, without limitation, GR Fund IV, any Subsequent GR Funds and any other private funds or other investment vehicles (whether or not any such private funds or investment vehicles has as its investment objective the acquisition of oil and gas assets) to which Service Provider or any of its Affiliates provides management or administrative services.

“Key Persons” means such persons identified on Schedule A.

“Laws” means any applicable constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” means all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, or other similar interests owned by the Company Group, together with any and all other right, title and interest of the Company Group in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants and obligations set forth in such leases or interests, and all other interests of the Company Group of any kind or character in such leases (including, for the avoidance of doubt the Oil and Gas Leases as defined in the BCA).

“Liabilities” means any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment, and (b) damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise.

“Malfeasance” means: insofar and only insofar as any of the following either (1) has resulted in or would reasonably be expected to result in material damage or harm to Company as a direct result thereof, or (2) would prevent or materially hinder Service Provider’s ability to perform the Services under this Agreement: (i) with respect to Service Provider, any act or omission by it or its Affiliates or its or their officers, directors, partners, members, managers, employees or personnel that constitutes actual fraud (not constructive or negligent fraud), willful misconduct, or gross negligence and (ii) with respect to any Designated Employee, (A) commission by such Designated Employee of theft, embezzlement, or any other act of material dishonesty relating to the Company Group, (B) the criminal indictment or conviction of any Designated Employee of, or if a Designated

Employee pleads guilty or nolo contendere to, or commits, a felony or any lesser crime having as its predicate element actual fraud or misappropriation relating to the Company Group, or (C) except to the extent such receipt, handling or disbursement of Company Group’s funds has been approved or consented to by Company, Company Group, or Company’s chief executive officer or chief financial officer, the failure to take a reasonable and high degree of care and security in connection with exercising or supervising, on behalf of Service Provider, Service Provider’s responsibilities under this Agreement relating to receipt, handling or disbursement of Company Group’s funds.

“Material Acquisition” means an acquisition (whether direct or indirect) of Assets by any member of the Company Group of the type that would require disclosure by Company under Item 2.01 of Form 8-K.

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of the Company Common Stock are listed, traded, exchanged or quoted.

“Party” and “Parties” are defined in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Privileged Materials” is defined in Section 2.14.

“Proprietary Information” means any patent, copyright and other intellectual property rights in the methodologies, processes, models, strategic plans and other information about the disclosing Party’s business, industry, products and services, practices, plans, specifications, operation methods, pricing, costs, techniques, manuals, know-how and other intellectual property, in written, oral or other tangible form, provided by one Party to another Party or its Representative.

“Quarterly Services Fee” is defined in Section 3.1.

“Quarterly Statement” is defined in Section 3.2(a).

“Receiving Party” is defined in Section 6.17.

“Reimbursable Costs” is defined in Section 3.1.

“Remainder Offer” is defined in Section 3.8(b)(i).

“Remaining Services Fee” means the amount of any unpaid Service Fees applicable to the remainder of the Term (which, for the avoidance of doubt, will include the following Renewal Term in the event of an Early Termination under subpart (a)(x) of such definition) as of the date of the termination of this Agreement, calculated as the product obtained by multiplying the amount calculated in subpart (i) below by the amount calculated in subpart (ii) below:

(i) the quotient obtained by dividing (A) $10,000,000, by (B) 365,

multiplied by

(ii) the number of calendar days between (and counting) (A) the Termination Effective Date and (B) to (and counting) April 30, 2028 (or if applicable, the later date that is the last day of the applicable Renewal Term).

As examples, (A) if the Termination Effective Date relating to an Early Termination is December 16, 2026, then the Remaining Services Fee would be $13,753,424.70 (i.e., $10,000,000/365, or $27,397.26 multiplied by 502 calendar days), and the amount to be paid by Company under Section 4.5 would be $6,876,712.33; and (B) if the Termination Effective Date relating to an Early Termination Fee is December 16, 2025, then the Remaining Services Fee would be $23,753,424.62 (i.e., $10,000,000/365, or $27,397.26 multiplied by 867 calendar days), and the amount to be paid by Company under Section 4.5 would be $10,000,000.

“Renewal Term” is defined in Section 4.1.

“Representatives” is defined in Section 6.17.

“SEC” means the United States Securities and Exchange Commission.

“Sellers” is defined in the Recitals.

“Service Provider” is defined in the preamble.

“Service Provider Indemnified Parties” means Service Provider and its Affiliates and its and their contractors and subcontractors, and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Service Provider Standards” is defined in Section 2.11(a).

“Services” is defined in Section 2.2(a).

“Services Fee” is defined in Section 3.1.

“Shared Investment Allocation Percentages” means, (i) with respect to Company, seventy-five percent (75%), and (ii) with respect to GR Fund IV, twenty-five percent (25%).

“Shared Investment Election Notice” is defined in Section 3.8(b)(i).

“Shared Investment Notice” is defined in Section 3.8(b)(i).

“Shared Investment Opportunity” means an Investment Opportunity that is sourced by Service Provider, Company, or any of their respective Affiliates or that GR Fund IV or any Subsequent GR Fund otherwise desires to participate in.

“Shared Investment Period” is defined in Section 3.8(d).

“Subsequent GR Fund” is defined in Section 3.8(g).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person (without regard to the occurrence of any contingency).

“Technology Threshold” means $267,000.

“Term” is defined in Section 4.1.

“Termination Effective Date” means the date on which this Agreement terminates in accordance with Section 4.1 or Section 4.2.

“Termination Notice” is defined in Section 4.2(a).

“Third Party” means a Person other than Service Provider and its Affiliates and any Person in the Company Group.

“Transition Services Period” is defined in Section 4.4.

Exhibit A

SERVICES

“Services” shall include general management, administrative and operating services and include, collectively, the Management Services and the Assets Services. At all times, Service Provider’s provision of the Services will be subject to the terms of this Agreement.

The “Management Services” include, but are not limited to, the following:

1. General. Service Provider will (a) execute and carry out any lawful decisions or courses of action with respect to the Services that have been approved by Company in writing, (b) maintain Company Records and Data for accounting, tax, regulatory, SEC reporting, compliance reporting requirements under any Contract, and for such other matters as are generally necessary for the conduct of the business of Company as owner of the Assets, (c) assist and support Company in general planning, investment and budgeting activities, and (d) coordinate and manage Company’s applicable reporting requirements for regulatory, tax, environmental or local compliance purposes.

2. Overhead Services. Service Provider will provide all general and administrative overhead services required for Company to conduct its business and operations including with respect to owning and maintaining the Assets, participating as a non-operating working interest owner in operations and as an overriding royalty interest owner with respect to the Assets as applicable.

3. Management. Service Provider will provide services in respect of the general management of the business of the Company Group, including, (a) services necessary to satisfy Company’s contractual obligations and obligations under applicable Law, (b) assisting Company and the Chief Financial Officer of Company with managing and overseeing the services of third party service providers including third party accounting and engineering firms, and (c) services necessary to (i) administer, perform and comply with all covenants contained in the Leases and Contracts relating to the Assets, and (ii) enforce or cause Company to enforce (or assist or cause Company to assist in enforcing) Company’s rights against counterparties under any applicable Leases or Contracts, including enforcing any such rights in respect of a breach of representations, warranties and/or obligations, in each case, as may be appropriate in the reasonable discretion of Service Provider in connection with the performance of the Services and under the applicable Leases and Contracts or as reasonably directed by Company, and administer, perform and comply with any and all other acts and responsibilities delegated to Service Provider under this Agreement, in each case in accordance with the Service Provider Standards.

4. Tax, Financial and Accounting Services. Service Provider will, under the supervision of the Chief Executive Officer and Chief Financial Officer of Company, (a) administer the tax, financial, treasury, risk management (including commodity hedging), internal audit and accounting affairs of Company (including performing processing, administration of joint interest billings and lease operating expenditures, record keeping, administration of accounts and other routine service functions) and maintenance of appropriate computer services to perform such functions; (b) maintain the tax, financial and accounting records of Company; (c) supervise and oversee financial and tax reporting (including preparation and distribution of financial statements, notices and reports (including reports to Governmental Authorities and Contract counterparties)) relating to the business of the Company Group and the Assets; (d) prepare all reports reasonably requested by the executive officers of Company for the board of directors of Company; (e) assisting Company with communications, on Company’s behalf, with the holders of any of Company’s equity or debt securities as required to satisfy the reporting and other requirements of any Governmental Authorities or trading markets and to maintain effective relations with such holders; and (f) perform such other tax, financial and accounting services for Company as Company may reasonably request.

5. Maintenance of Company Records and Data. Service Provider shall maintain on behalf of the Company Group all Company Records and Data. All Company Records and Data maintained in electronic form shall be logically separate from all electronic records and data of Service Provider and its Affiliates.

6. Third Party Services. Service Provider will (a) engage and manage outside legal, accounting and tax services for Company including, at Company’s expense, engaging professionals to provide the Company Group with legal, accounting or tax counseling or recordkeeping services in relation to the business of the Company Group, and at Company’s expense and subject to Section 2.2(c) of this Agreement, initiating, maintaining, investigating, participating, defending, and settling any claims, actions or proceedings to which any member of the Company Group is a party or which involve the business of the Company Group; (b) engage and manage engineering, operations and other technical consulting services as are required in connection with the business of the Company Group; (c) provide (or cause to be provided) information technology services that are necessary for the Company Group to perform and otherwise complete its business activities, including services for (i) management and maintenance of computer networks and databases, technology systems, phone networks and plans, (ii) the development and implementation of plans and standards relating to information technology and procurement, (iii) the development and implementation of security policies and systems for the computer databases and technology systems of the Company Group, and (iv) the procurement and acquisition of any other information technology services requested by Company; and (d) engage, manage and oversee contract landmen, brokers and title attorneys to evaluate, determine, and if necessary, clear title to lands associated with the wells and acreage comprising the Assets.

7. Acquisition, Financing and Business Development Activities. Service Provider will support and undertake certain acquisition, financing, hedging and marketing and business development activities on behalf of the Company Group, including (a) with the approval of Company, pursuing, structuring, negotiating, and acquiring investments in additional Assets; (b) assisting Company in developing criteria for financing that is specifically tailored to Company’s investment objectives; (c) advising Company with respect to obtaining appropriate financing for Company’s investments; (d) attending and participating in oil and gas conferences, expos, seminars and other A&D-focused activities, in each case, such activities to be similar in scope with those provided by Service Provider prior to the Effective Date.

8. Sale Preparation; Marketing Efforts. At Company’s request, Service Provider will take such actions to prepare (and arrange for) all or any portion of the Assets to be sold or otherwise disposed of and otherwise manage and administer the sale or divestiture of any Asset(s), in each case as required or permitted under the Leases and applicable Contracts.

9. Contract Administration. Negotiate, administer and terminate Leases and Contracts, by and on behalf of Company, in the ordinary course of business. All such Leases and Contracts will be executed by Company or another member of the Company Group.

The “Asset Services” include, but are not limited to, the following:

1. Land Services. Service Provider shall provide all necessary land related, lease, division order and land administration services with respect to the Assets owned by the Company Group in the normal course of business, including the following (in each case, in the normal course of business):

(a)

review, analyze, respond to and perform all tasks related to the analysis of, and election to participate in, any well workover, recompletion, well-stimulation re-frac, or similar operations on the Assets;

(b)	administer, maintain and update all land records, Contracts and databases related to the Assets;

(c)	administer, maintain and update all Leases, operating agreements, and other Contracts related to the Assets;

(d)	administer, maintain and update all accounts, reports, databases and records associated with compulsory pooled interests related to the Assets;

(e)	verify and process all material internal and external division orders and transfer orders;

(f)	interface with operators and other non-operators who jointly own the Assets;

(g)	maintain all material land, Contract, division of interest, Lease files, and other files relating to the land administration functions; and

(h)

pay and discharge, on behalf of Company Group and as a Company Group Cost, any member of Company Group’s share of all expenses incurred under operating agreements, arrange for the timely and proper payment of Asset Taxes to any Governmental Authorities, make timely payment to royalty owners and third party working interest owners, and pay and discharge, on behalf of Company Group and as a Company Group Cost, all other liabilities related to the Assets.

2. Information. Service Provider will maintain the following data and reports received by Service Provider or any member of the Company Group from the applicable operator with respect to the Assets:

(a)	copies of all well logs and surveys furnished by the operator(s) of the Assets (to the extent provided to the Company Group or to the extent newly drilled);

(b)	regular drilling, workover or similar operations reports furnished by the operator(s) of the Assets;

(c)	copies of all plugging and abandonment reports;

(d)	files and well performance reports, including reservoir studies and reserve estimates; and

(e)	Lease documents, Contracts, title instruments and title files.

3. Maintenance of Asset Records. Service Provider shall maintain, separately and in accordance with GAAP, on behalf of the Company Group, as Company Records and Data, complete and accurate books of account and financial records reflecting the results of operations of the Company Group relating to the Assets, including (i) complete and accurate accounts and records of all Company Group Costs and all other expenses, costs, and liabilities accrued or incurred by or on behalf of Company, including all Asset Taxes and Burdens paid on Hydrocarbons in connection with the Assets, and (ii) complete and accurate accounts and records of all revenues accrued, invoiced, and/or received by Company in connection with the Assets. Service Provider shall, at the request of the Company Group, carry out or cause to be carried out an annual Asset-level audit of such books and records and shall assist Company and its representatives in connection with the preparation by Company of the Company Group audited financial statements.